                            SCHEDULE 14A INFORMATION

                  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement                    [ ]  Confidential, for Use of the Commission Only
                                                       (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                       LEAP WIRELESS INTERNATIONAL, INC.
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                (Name of Registrant as Specified In Its Charter)

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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

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     (2)  Aggregate number of securities to which transaction applies:

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     (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4)  Proposed maximum aggregate value of transaction:

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     (5)  Total fee paid:

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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

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     (2)  Form, Schedule or Registration Statement No.:

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     (3)  Filing Party:

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     (4)  Date Filed:

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

                               LEAP WIRELESS LOGO

                           10307 Pacific Center Court
                          San Diego, California 92121
                            ------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON SEPTEMBER 28, 2000

To the Stockholders of Leap Wireless International, Inc.:

     NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of Leap Wireless International, Inc., a Delaware corporation (the "Company"), will be held at the Torrey Pines Hilton, 10950 N. Torrey Pines Road, La Jolla, California 92037, on Thursday, September 28, 2000 at 3:00 p.m. local time, for the following purposes:

     1. To vote upon a proposal to amend Leap's Amended and Restated Certificate of Incorporation to increase the number of authorized shares of Leap's Common Stock from 75,000,000 to 300,000,000.

     2. To vote upon a proposal to approve the adoption of Leap's 2000 Stock Option Plan.

     3. To transact such other business as may properly come before the Special Meeting or any continuation, adjournment or postponement thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     The Board of Directors has fixed the close of business on August 10, 2000 as the record date for the determination of stockholders entitled to notice of and to vote at this Special Meeting and at any continuation, adjournment or postponement thereof.

                                      By Order of the Board of Directors

                                      /s/ HARVEY P. WHITE
                                      Harvey P. White
                                      Chairman of the Board and
                                      Chief Executive Officer

San Diego, California
August   , 2000

     ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN A PROXY ISSUED IN YOUR NAME FROM THE RECORD HOLDER.

                                                           PRELIMINARY MATERIALS

                              [LEAP WIRELESS LOGO]

                           10307 Pacific Center Court
                          San Diego, California 92121
                            ------------------------

                                PROXY STATEMENT
                            ------------------------

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

     The enclosed proxy is solicited by the Board of Directors (the "Board") of Leap Wireless International, Inc., a Delaware corporation ("Leap"), for use at a Special Meeting of Stockholders to be held Thursday, September 28, 2000, at 3:00 p.m. local time (the "Special Meeting"), or at any continuation, adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Special Meeting. The Special Meeting will be held at the Torrey Pines Hilton, 10950 N. Torrey Pines Road, La Jolla, California 92037. The approximate date on which this proxy statement and the accompanying proxy card are first to
be sent to stockholders is August   , 2000.

SOLICITATION

     Leap will bear the cost of soliciting proxies for the upcoming Special Meeting. Leap will ask banks, brokerage houses, fiduciaries and custodians holding stock in their names for others to send proxy materials to and obtain proxies from the beneficial owners of such stock, and Leap will reimburse them for their reasonable expenses in doing so. In addition to soliciting proxies by mail, Leap and its directors, officers and regular employees may also solicit proxies personally, by telephone or by other appropriate means. No additional compensation will be paid to directors, officers or other regular employees for such services. Leap has also retained D.F. King & Co., Inc., a professional proxy solicitation firm, to assist in the solicitation of proxies at an estimated cost of $8,500, plus certain out-of-pocket expenses.

VOTING RIGHTS AND OUTSTANDING SHARES

     Stockholders of record at the close of business on August 10, 2000 (the "Record Date") are entitled to receive notice of and to vote at the Special Meeting. At the close of business on the Record Date, Leap had outstanding and
entitled to vote [          ] shares of Common Stock.

     Stockholders of record on such date will be entitled to one vote on all matters to be voted upon for each share of Common Stock held.

     All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be considered shares entitled to vote in the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes (i.e., shares held by a broker or nominee that are represented at the meeting but which the broker or nominee is not empowered to vote on a particular proposal) are counted towards a quorum but are not counted for any purpose in determining whether a matter has been approved.

REVOCABILITY OF PROXIES

     Any stockholder giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of Leap at Leap's principal executive offices, 10307 Pacific Center Court, San Diego, California 92121, a written notice of revocation or a duly executed proxy bearing a later date. A stockholder of record at the close of business on the Record Date may vote in person if present at the meeting, whether or not he or she has previously given a proxy. Attendance at the meeting will not, by itself, revoke a proxy.

                                   PROPOSAL 1

     AMENDMENT TO LEAP'S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

     The Board believes the current capital structure does not provide sufficient flexibility for the potential future needs of Leap. Therefore, the Board has unanimously approved an amendment to Leap's Amended and Restated Certificate of Incorporation to increase the number of authorized shares of Leap's common stock, par value $.0001 per share ("Common Stock"), from 75,000,000 to 300,000,000. The stockholders are being asked to approve this proposed amendment. If the amendment is adopted, it will become effective upon the filing of a Certificate of Amendment of Leap's Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware.

     As of August 1, 2000, 26,743,136 shares of Common Stock were issued and outstanding and 16,121,042 shares of Common Stock were reserved for issuance as follows: 4,500,000 shares reserved for issuance upon exercise of a warrant held by QUALCOMM Incorporated ("Qualcomm"); 5,214,017 shares of Common Stock reserved for issuance to employees, officers, directors and consultants under Leap equity incentive plans; 3,174,043 shares of Common Stock reserved for issuance upon exercise of options granted in connection with the spin-off of Leap to holders of options for Qualcomm common stock (including our employees who were former employees of Qualcomm); 403,128 shares issuable upon consummation of our pending acquisitions of a wireless license in Denver and three wireless licenses in Albany, Columbus and Macon, Georgia, which acquisitions are subject to FCC approval and other conditions; and 2,829,854 shares issuable upon exercise of warrants issued in connection with Leap's February 2000 units offering.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 1.

PURPOSE AND EFFECT OF THE AMENDMENT

     The Board believes that the proposed increase in authorized Common Stock is desirable so that, as the need may arise, Leap will have the flexibility to issue shares of Common Stock without additional expense or delay, in connection with possible future stock dividends or stock splits, equity financings, future opportunities for expanding Leap's business through investments or acquisitions, management incentive and employee benefit plans and for other general corporate purposes. The Board has not taken any action to use the additional authorized shares for any such purposes.

     If the proposed amendment is adopted, the aggregate number of authorized shares of Common Stock will be increased from 75,000,000 to 300,000,000 shares. If the amendment is adopted, based on the balance of authorized shares as of August 1, 2000, 273,256,864 shares will be available for future issuance by the Board without any stockholder approval. Authorized but unissued shares of Leap's Common Stock may be issued at such times, for such purposes and for such consideration as the Board may determine to be appropriate without further authority from Leap's stockholders, except as otherwise required by applicable law or stock exchange regulations. If the amendment is not approved, the number of authorized shares will remain the same and management will have limited flexibility to meet the potential future needs of Leap.

     The increase in authorized Common Stock will not have any immediate effect on the rights of existing stockholders. The additional shares of Common Stock to be authorized by adoption of the amendment would have rights identical to the currently outstanding shares of Common Stock. However, the Board will have the authority to issue authorized Common Stock without requiring future stockholder approval of such issuances, except as may be required by applicable law or stock exchange regulations. To the extent that additional authorized shares are issued in the future, they will decrease the existing stockholders' percentage equity ownership and, depending upon the price at which they are issued, could be dilutive to existing stockholders. The holders of Common Stock have no preemptive rights.

     The increase in the authorized number of shares of Common Stock and the subsequent issuance of such shares could have the effect of delaying or preventing a change in control of Leap without further action by the stockholders. Shares of authorized and unissued Common Stock could be issued (within the limits imposed by applicable law) in one or more transactions which would make a change in control of Leap more difficult, and therefore less likely. Any such issuance of additional stock could have the effect of diluting the earnings per share and book value per share of outstanding shares of Common Stock, and such additional shares could be used to dilute the stock ownership or voting rights of a person seeking to obtain control of Leap. Leap has previously adopted certain measures that may have the effect of helping to resist an unsolicited takeover attempt.

REQUIRED VOTE

     The approval of the adoption of the amendment to Leap's Amended and Restated Certificate of Incorporation requires the affirmative vote of a majority of the outstanding shares of Leap's Common Stock. Abstentions and broker non-votes are not affirmative votes and, therefore, will have the same effect as a vote against the proposal.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE AMENDMENT TO LEAP'S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION.

                                   PROPOSAL 2

       PROPOSAL TO APPROVE THE ADOPTION OF LEAP'S 2000 STOCK OPTION PLAN

     On August 4, 2000, the Board of Directors approved the adoption of Leap's 2000 Stock Option Plan (the "2000 Plan"). A total of 2,250,000 shares of Common Stock would be reserved for issuance under the 2000 Plan. No shares of Leap's Common Stock have been issued pursuant to the 2000 Plan. There are approximately 295 employees currently eligible to participate in the 2000 Plan, in the discretion of the Board of Directors. Leap expects to hire approximately 700 new employees during the balance of the calendar year 2000 and approximately 800 new employees in calendar year 2001. These employees will be essential to Leap's goal of having a total of 35 markets operational by the end of 2001. This more than five-fold projected increase in the workforce makes the options which will become available under the 2000 Plan essential to Leap's expected growth and retention of key employees.

     The 2000 Plan is being implemented to succeed Leap's 1998 Stock Option Plan (the "1998 Plan") and the 1999 Cricket Communications Holdings, Inc. Stock Option Plan (the "Cricket Plan") (which was assumed by Leap as part of a merger of a wholly owned subsidiary of Leap into and with Cricket Communications Holdings, Inc. in June 2000), which have only 1,349,001 shares and 784,964 shares, respectively, of Leap's Common Stock remaining available for grant as of June 30, 2000. The 2000 Plan does not replace the 1998 Plan or the Cricket Plan. Because options to purchase most of the authorized shares under the 1998 Plan and the Cricket Plan have been granted, the 2000 Plan will operate to authorize and reserve additional shares of Common Stock for the grant of options on substantially the same terms as under the 1998 Plan.

     The 2000 Plan provides for grants of stock options to selected officers, directors and employees of and consultants to Leap and its affiliates. The 2000 Plan is designed to promote the success of Leap's business by more closely aligning the interests of management and Leap's shareholders through the provision of equity-based incentives to those individuals who are or will be responsible for such success.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 2.

GENERAL

     The 2000 Plan provides for the grant of both incentive and non-qualified stock options. Incentive stock options granted under the 2000 Plan are intended to qualify as "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). Non-qualified stock options granted under the 2000 Plan are not intended to qualify as incentive stock options under the Code. See "Federal Income Tax Information" for a discussion of the tax treatment of incentive and non-qualified stock options.

PURPOSE

     The 2000 Plan was adopted to provide a means by which selected officers, directors and employees of and consultants to Leap and its affiliates could be given an opportunity to purchase stock in Leap, to assist in retaining the services of employees holding key positions, to secure and retain the services of persons capable of filling such positions and to provide incentives for such persons to exert maximum efforts for the success of Leap. Leap and its subsidiaries currently have approximately 295 full time employees, although as noted above, Leap expects to hire approximately 1,500 additional employees in 2000 - 2001.

ADMINISTRATION

     The 2000 Plan is administered by the Board of Directors. The Board has the power to construe and interpret the 2000 Plan and, subject to the provisions of the 2000 Plan, to determine the persons to whom and the dates on which options will be granted, the number of shares to be subject to each option, the time or times during the term of each option within which all or a portion of such option may be exercised, the exercise price, the type of consideration to be paid upon exercise of an option and other terms of the option. The Board of Directors is authorized to delegate administration of the 2000 Plan to a committee composed of not fewer than two members of the Board. The Board has delegated administration of the 2000 Plan to the Compensation Committee of the Board. As used herein with respect to the 2000 Plan, the "Board" refers to the Compensation Committee as well as to the Board of Directors itself.

STOCK SUBJECT TO THE 2000 PLAN

     The total number of shares of Common Stock that may be issued upon exercise of options granted or to be granted under the 2000 Plan may not exceed 2,250,000, subject to adjustment as described below. As of August 4, 2000, no options have been granted under the 2000 Plan. If options granted under the 2000 Plan expire or otherwise terminate without being exercised, the Common Stock not purchased pursuant to such options again becomes available for issuance under the 2000 Plan.

ELIGIBILITY

     Incentive stock options may be granted only to selected employees (including corporate officers) of Leap and its affiliates. Non-qualified stock options may be granted to selected employees (including corporate officers), directors and consultants.

     Leap currently has 9 executive officers who would be considered for grants under the 2000 Plan. Other employees, directors and consultants of Leap and its subsidiaries also will be eligible to receive stock option grants under the 2000 Plan. Leap and its subsidiaries currently have approximately 295 full time employees. Leap expects to hire approximately 700 new employees during the balance of the calendar year 2000 and approximately 800 new employees in calendar year 2001. These employees will be essential to Leap's goal of having a total of 35 markets operational by the end of 2001. This more than five-fold projected increase in the workforce makes the options which will become available under the 2000 Plan essential to Leap's expected growth and retention of key employees.

     No incentive stock options may be granted under the 2000 Plan to any person who, at the time of the grant, owns (or is deemed to own) stock possessing more than 10% of the total combined voting power of Leap or any affiliate of Leap, unless the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant, and the term of the option does not exceed 5 years from the date of grant. No employee shall be eligible to receive in any calendar year option grants covering more than 1,000,000 shares of Common Stock, subject to adjustment as described below. The aggregate fair market value, determined at the time of grant, of the shares of Common Stock with respect to which incentive stock options granted under the 2000 Plan are exercisable for the first time by an optionee during any calendar year (under all such plans of Leap and its affiliates) may not exceed $100,000.

OPTIONS GRANTED UNDER THE OPTION PLAN

     As of August 4, 2000, Leap had not made any grants of options under the 2000 Plan. Employees of Leap, including employee Directors and executive officers of Leap, will be eligible to receive grants of options under the 2000 Plan in the future. Non-employee Directors of Leap do not participate in the 2000 Plan.

     Participation in the 2000 Plan is at the discretion of the Compensation Committee. Accordingly, future participation by Executive Officers and other employees of Leap under the 2000 Plan is not determinable.

TERMS OF OPTIONS

     The following is a description of the permissible terms of options under the 2000 Plan. Individual option grants may be more restrictive as to any or all of the permissible terms described below.

     Exercise Price; Payment. The exercise price of incentive stock options under the 2000 Plan may not be less than the fair market value of the Common Stock subject to the option on the date of the option grant, and in some cases (see "Eligibility" above), may not be less than 110% of such fair market value. The exercise price of non-qualified stock options may not be less than 85% of the fair market value of the stock subject to the option on the date of the option grant. The exercise price of options granted under the 2000 Plan must be paid either: (i) in cash at the time the option is exercised, or (ii) at the discretion of the Board, and (a) by delivery of other Common Stock of Leap, (b) pursuant to a deferred payment arrangement or (c) in any other form of legal consideration acceptable to the Board.

     Option Repricing Prohibited. Notwithstanding any provision in the 2000 Plan to the contrary, no option may be amended to reduce the exercise price of such option, and no option may be granted in exchange for the cancellation or surrender of an option with a greater exercise price, other than in connection with the adjustment, assumption or substitution of any option as a result of a transaction deemed a "Change in Control" (as defined below under the heading "Effect of Certain Corporate Events") where the excess of the fair market value of the shares subject to the option over the aggregate exercise price of such shares immediately after the adjustment, assumption or substitution is not more than the excess of the aggregate fair market value of the shares subject to the option over the aggregate exercise price of such shares immediately before such adjustment, assumption or substitution.

     Option Exercise. Options granted under the 2000 Plan may become exercisable in cumulative increments ("vest") as determined by the Board. Options granted under the 2000 Plan generally are subject to vesting over a 5-year period, with a specified percentage of each option vesting on various annual anniversary dates of the option's date of grant, provided that the optionee has continuously provided services to Leap or an affiliate of Leap from such date of grant until the applicable vesting date. The Board has the power to accelerate the time during which an option may be exercised. In addition, options granted under the 2000 Plan may permit exercise prior to vesting, but in such event the optionee may be required to enter into an early exercise stock purchase agreement that allows Leap to repurchase shares not yet vested at their exercise price should the optionee leave the employ or cease to be a consultant of Leap before vesting.

     Term. The maximum term of options under the 2000 Plan is ten years, except that in certain cases (see "Eligibility") the maximum term is five years. The 2000 Plan provides for earlier termination of an option due to the optionee's cessation of service. Options under the 2000 Plan generally terminate thirty
(30) days after the optionee ceases to provide services to Leap or any affiliate of Leap. However, in the event the optionee's continuous service terminates due to the optionee's permanent and total disability as defined in Section 22(e)(3) of the Code, then the option may continue under its original terms if so provided in the option agreement. If the optionee's continuous service terminates due to the death of the optionee or due to the optionee's permanent and total disability and such termination due to disability is followed by the death of the optionee, then the vesting of all unvested shares may be accelerated as of the date of death of the optionee if so provided in the option agreement. The Board has discretion to suspend and/or extend the vesting and/or term of options granted to persons on leaves of absence. Individual options by their terms may provide for exercise within a longer period of time following termination of employment or the consulting relationship.

     Restrictions on Transfer. Incentive stock options granted under the 2000 Plan may not be transferred except by will or by the laws of descent and distribution, and may be exercised during the lifetime of the person to whom the option is granted only by such person. The 2000 Plan provides that non-qualified stock options shall be transferable by the optionee only upon such terms and conditions as set forth in the option agreement as the Board shall determine in its discretion. In addition, shares subject to repurchase by Leap under an early exercise stock purchase agreement may be subject to restrictions on transfer which the Board deems appropriate.

EFFECT OF CERTAIN CORPORATE EVENTS

     If any change is made in the stock subject to the 2000 Plan or subject to any option granted under the 2000 Plan (through merger, consolidation, reorganization, recapitalization, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration of Leap), the 2000 Plan and options outstanding thereunder will be appropriately adjusted as to the type(s) and the maximum number of securities subject to such plan, the maximum number of securities which may be granted to an employee in a particular calendar year and the type(s), number of securities and price per share of stock subject to such outstanding options.

     In the event of a merger or consolidation in which Leap is not the surviving corporation or a reverse merger in which Leap is the surviving corporation but the shares of Leap's Common Stock outstanding prior to the merger are converted into other property (each a "Change in Control"), then to the extent permitted by law, any surviving corporation will be required to either assume options outstanding under the 2000 Plan or substitute similar options for those outstanding under such plan, or such outstanding options will continue in full force and effect. In the event that any surviving corporation refuses to assume or continue options outstanding under the 2000 Plan, or to substitute similar options, then (1) with respect to options held by persons then performing services as employees, directors or consultants for Leap or any affiliate of Leap, the time during which such options may be exercised will be accelerated and (2) any options outstanding under the 2000 Plan will terminate if not exercised prior to such event. In the event of a dissolution or liquidation of Leap, any options outstanding under the 2000 Plan will terminate if not exercised prior to such event.

     In addition, the 2000 Plan provides that options held by any person who is terminated for any reason other than cause within twenty-four (24) months following a Change in Control will accelerate and immediately become fully vested and exercisable, except if such contemplated Change in Control would occur prior to the second anniversary of the adoption of the 2000 Plan by the Board and such potential acceleration would by itself prohibit Leap from entering into a "pooling of interests" accounting transaction.

DURATION, AMENDMENT AND TERMINATION

     The Board may suspend or terminate the 2000 Plan at any time. Unless sooner terminated, the 2000 Plan will terminate in August 2010.

     The Board may also amend the 2000 Plan at any time or from time to time. However, no amendment will be effective unless approved by the shareholders of Leap within twelve (12) months before or after its adoption by the Board if the amendment would: (i) increase the number of shares reserved for options under the 2000 Plan; (ii) modify the requirements as to eligibility for participation (to the extent such modification requires shareholder approval in order for the 2000 Plan to satisfy Section 422 of the Code); or (iii) modify the 2000 Plan in any other way if such modification requires shareholder approval in order for the 2000 Plan to

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

satisfy the requirements of Section 422 of the Code or to comply with the requirements of Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

FEDERAL INCOME TAX INFORMATION

     The income tax consequences of the 2000 Plan under current federal law are summarized below. The discussion is intended to provide only general information. State and local income tax consequences are not discussed.

     Incentive Stock Options. There generally are no federal income tax consequences to the optionee by reason of the grant or exercise of an incentive stock option. However, the exercise of an incentive stock option may increase the optionee's alternative minimum tax liability, if any.

     If an optionee holds stock acquired through exercise of an incentive stock option for at least two years from the date on which the option is granted and at least one year from the date on which the shares are transferred to the optionee upon exercise of the option, any gain or loss upon sale or other taxable disposition of such stock will be capital gain or loss. Generally, if the optionee disposes of the stock before the expiration of either of these holding periods (a "disqualifying disposition"), at the time of disposition, the optionee will realize taxable ordinary income equal to the lesser of (a) the excess of the stock's fair market value on the date of exercise over the exercise price, or (b) the optionee's actual gain, if any, on the purchase and sale. The optionee's additional gain, if any, upon the disqualifying disposition may be eligible for capital gain treatment if the required capital gain holding period is met. Different rules may apply to optionees who are subject to Section 16 of the Exchange Act or who acquire stock subject to certain repurchase options.

     To the extent the optionee recognizes ordinary income by reason of a disqualifying disposition, Leap will generally be entitled (subject to the requirement of reasonableness, Code Section 162(m) and the satisfaction of a tax reporting obligation) to a corresponding business expense deduction in the tax year in which the disqualifying disposition occurs.

     Non-Qualified Stock Options. There are no federal income tax consequences to the optionee or Leap by reason of the grant of a non-qualified stock option. Upon exercise of a non-qualified stock option, the optionee will recognize taxable ordinary income equal to the excess of the stock's fair market value on the date of exercise over the aggregate option exercise price paid. Generally, with respect to employees, Leap is required to withhold taxes in an amount based on the ordinary income recognized. Subject to the requirement of reasonableness, Code Section 162(m) and the satisfaction of a tax-reporting obligation, Leap generally will be entitled to a business expense deduction equal to the taxable ordinary income realized by the optionee. Upon disposition of the stock, the optionee will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock plus any amount recognized as ordinary income upon exercise of the option. Different rules may apply to optionees who acquire stock subject to certain repurchase options or who are subject to Section 16(b) of the Exchange Act.

     Restricted Stock Acquired Upon Exercise of Unvested Options. Generally, on the purchase of "restricted stock" pursuant to the "early exercise" of a non-qualified stock option, the optionee will not have taxable income, nor will Leap be entitled to a deduction, unless the optionee makes a valid election under Section 83(b) of the Code within thirty (30) days. However, when restrictions on shares of restricted stock lapse, such that the shares are no longer subject to a substantial risk of forfeiture or are transferable, the optionee generally will recognize ordinary income, and Leap will be entitled to a corresponding deduction, for an amount equal to the difference between the fair market value of the shares at the date such restrictions lapse over the purchase price for the restricted stock. If the optionee makes a valid election under Section 83(b) with respect to restricted stock, the optionee generally will recognize ordinary income at the date of issuance of the restricted stock in an amount equal to the difference, if any, between the fair market value of the shares at that date over the purchase price for the restricted stock, and Leap will be entitled to a deduction for the same amount.

     Potential Limitation on Company Deductions. Code Section 162(m) generally denies a deduction to any publicly held corporation for compensation paid to certain employees in a taxable year to the extent that compensation exceeds $1,000,000 for a covered employee. It is possible that compensation attributable to stock options, when combined with all other types of compensation received by a covered employee from Leap, may cause this limitation to be exceeded in any particular year.

     Certain kinds of compensation, including qualified "performance-based compensation," are disregarded for purposes of the deduction limitation. In accordance with applicable Treasury regulations issued under Section 162(m), compensation attributable to stock options generally will qualify as performance-based compensation, provided that: either (a) (i) the 2000 Plan contains a per-employee limitation on the number of shares for which options may be granted during a specified period, (ii) the per-employee limitation is approved by the stockholders, (iii) the option is granted by a compensation committee comprised solely of "outside directors" (as defined in Section 162(m)) and (iv) the exercise price of the option is no less than the fair market value of the stock on the date of grant; or (b) the option is granted by a compensation committee comprised solely of "outside directors" and is granted (or exercisable) only upon the achievement (as certified in writing by the Compensation Committee) of an objective performance goal established by the compensation committee while the outcome is substantially uncertain and approved by the stockholders.

     Other Tax Consequences. The foregoing discussion is intended to be a general summary only of the federal income tax aspects of options granted under the 2000 Plan; tax consequences may vary depending on the particular circumstances at hand. In addition, administrative and judicial interpretations of the application of the federal income tax laws are subject to change. Furthermore, no information is given with respect to state or local taxes that may be applicable. Participants in the 2000 Plan who are residents of or are employed in a country other than the United States may be subject to taxation in accordance with the tax laws of that particular country in addition to or in lieu of United States federal income taxes.

REQUIRED VOTE

     The approval of the adoption of the 2000 Plan requires the affirmative vote of a majority of the shares of Leap's Common Stock represented and voting at the Special Meeting.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE ADOPTION OF THE 2000 STOCK OPTION PLAN.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information, as of August 1, 2000, with respect to the beneficial ownership of Leap's Common Stock by: (i) each stockholder known to Leap to be the beneficial owner of more than 5% of Leap's Common Stock; (ii) each director; (iii) each of the five most highly compensated executive officers; and (iv) all current executive officers and directors as a group.

                                                              BENEFICIAL OWNERSHIP(1)
                                                              -----------------------
                                                              NUMBER OF    PERCENT OF
                                                              SHARES(2)      TOTAL
                                                              ---------    ----------
DIRECTORS, OFFICERS AND 5% STOCKHOLDERS
QUALCOMM Incorporated(3)....................................  4,500,000       14.4%
Harvey P. White(4)(5)(10)...................................    601,676        2.2
Thomas J. Bernard(5)(6)(10).................................     88,732          *
James E. Hoffmann(5)(7)(10).................................     31,571          *
Daniel O. Pegg(5)(8)........................................     23,316          *
Leonard C. Stephens(5)(10)..................................     46,124          *
Scot B. Jarvis(5)(9)........................................    297,392        1.1
Alejandro Burillo Azcarraga(5)..............................     12,000          *
Jeffrey P. Williams(5)......................................    161,215          *
Robert C. Dynes(5)..........................................      6,000          *
John J. Moores(5)...........................................      6,000          *
Michael B. Targoff(5).......................................     58,500          *
Anthony R. Chase(5)(11).....................................    205,056          *
All Officers and Directors as a group (16 persons)..........  1,712,887        6.4%

---------------
  *  Less than one percent.

 (1) This table is based upon information supplied by officers, directors and principal stockholders of Leap and by Schedules 13D and 13G filed with the Commission. Unless otherwise indicated in the footnotes to this table and subject to marital property laws where applicable, each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned and has a business address of Leap Wireless International, Inc., 10307 Pacific Center Court, San Diego, California 92121. Applicable percentages are based on 26,743,136 shares of Leap Common Stock outstanding, adjusted as required by rules promulgated by the Commission.

 (2) In addition to shares held in the individual's sole name, this column includes shares held by the spouse and other members of the named person's immediate household who share that household with the named person, and shares held in family trusts.

 (3) Consists entirely of the right to purchase shares of Leap Common Stock for approximately $6.11 per share, or an aggregate purchase price of approximately $27.5 million, under a warrant. The warrant is fully exercisable and expires in September 2008. On a fully diluted basis, as of August 1, 2000, Qualcomm would own approximately 10.5% of Leap Common Stock upon exercise of the warrant. This table does not include warrants to purchase approximately 771,450 shares of Common Stock at an exercise price of $96.80 per share which Qualcomm purchased in our February 2000 units offering. Such warrants are not exercisable until February 23, 2001. Qualcomm's business address is 5775 Morehouse Dr., San Diego, California 92121.

 (4) Includes 2,500 shares held in a foundation of which Mr. White disclaims beneficial ownership. Also includes 357,429 shares held in family trusts, 7,500 shares held in a family limited partnership, 250 shares held in a charitable remainder trust, 78,765 shares held in a family trust for the benefit of grandchildren and 60,032 shares held in trusts for the benefit of relatives.

 (5) Includes shares issuable upon exercise of options exercisable within 60 days of August 1, 2000 as follows: Mr. Bernard, 43,150 shares (including 5,650 shares subject to options held by Mr. Bernard's spouse); Mr. Burillo, 6,000 shares; Mr. Chase, 1,890 shares; Mr. Dynes, 6,000 shares; Mr. Hoffmann,

21,700 shares; Mr. Jarvis, 8,000 shares; Mr. Moores, 6,000 shares; Mr. Pegg, 18,020 shares; Mr. Stephens, 15,200 shares; Mr. Targoff, 6,000 shares; Mr. White, 95,200 shares; and Mr. Williams, 12,000 shares.

 (6) Includes 60 shares held by Mr. Bernard's spouse.

 (7) Includes 2,500 shares held in a custodial account for the benefit of Mr. Hoffmann's spouse and 16,215 shares held in a family trust.

 (8) Includes 5,000 shares held by a family trust, 525 shares held in a custodial account for the benefit of Mr. Pegg's spouse and 25 shares held for the benefit of Mr. Pegg's minor son.

 (9) Includes 50 shares held in an IRA account and 150 shares held for the benefit of Mr. Jarvis' children.

(10) Includes shares subject to vesting 20% per year over a five-year period commencing September 24, 1999 as follows: Mr. White, 47,250 shares; Mr. Bernard, 23,625 shares; Mr. Hoffmann, 7,560 shares; and Mr. Stephens, 18,900 shares.

(11) Includes 202,566 shares issuable upon exercise of a warrant held by Chase Telecommunications Holdings, Inc., a company through which Mr. Chase, by virtue of his position as an officer and director, has the shared power to vote and direct the disposition of such shares. Mr. Chase holds a 41.25% ownership interest in Chase Telecommunications Holdings, Inc. and disclaims beneficial ownership of all but 83,558 of the 202,566 shares issuable upon exercise of the warrant.

                             EXECUTIVE COMPENSATION

     The following table sets forth certain compensation information with respect to Leap's Chief Executive Officer and other four most highly-paid executive officers during Leap's most-recently completed fiscal year ended August 31, 1999 (the "Named Executive Officers"). Leap first hired employees on September 23, 1998. Prior to that date, all of Leap's Named Executive Officers were employees of QUALCOMM. As a result, the information set forth in the following tables reflects compensation earned by the Named Executive Officers for services they rendered to Leap during fiscal 1999 and to QUALCOMM during its fiscal years 1997 and 1998.

                           SUMMARY COMPENSATION TABLE

                                             ANNUAL COMPENSATION(1)                LONG-TERM
                                 ----------------------------------------------   COMPENSATION
                                                                     OTHER         SECURITIES
 NAME AND PRINCIPAL POSITIONS                                       ANNUAL         UNDERLYING       ALL OTHER
            AT LEAP              YEAR   SALARY(2)     BONUS     COMPENSATION(3)    OPTIONS(4)    COMPENSATION(6)
 ----------------------------    ----   ---------    --------   ---------------   ------------   ---------------
Harvey P. White................  1999   $488,464     $305,000      $      0         497,000         $273,222
  Chairman of the Board and      1998   $477,853     $320,000      $      0          75,000         $108,902
  Chief Executive Officer        1997   $395,713     $250,000      $      0               0         $ 37,011
Thomas J. Bernard..............  1999   $280,924     $150,000      $      0         180,000         $ 46,351
  Vice Chairman, President of    1998   $287,509     $120,000      $      0               0         $ 34,545
  International Business         1997   $245,142     $ 65,000      $      0               0         $  6,086
  Division and Director
James E. Hoffmann..............  1999   $224,117     $ 80,000      $      0          83,000         $  5,219
  Senior Vice President,         1998   $178,930     $ 60,000      $      0           4,000         $ 13,899
  General Counsel,               1997   $149,283     $ 50,000      $      0           3,000         $ 10,048
  and Secretary
Leonard C. Stephens............  1999   $197,270     $ 80,000      $      0          76,000         $ 13,464
  Senior Vice President,         1998   $176,930     $ 55,000      $104,947           6,000         $  2,258
  Human Resources                1997   $146,828     $ 45,000      $ 42,268           3,000         $  1,816
Daniel O. Pegg.................  1999   $204,504     $ 70,000      $      0          52,500         $ 32,726
  Senior Vice President,         1998   $209,868     $ 68,000      $      0               0         $ 41,745
  Public Affairs                 1997   $111,174(5)  $ 55,000      $      0          50,000         $  3,463

---------------
(1) As permitted by rules established by the Commission, no amounts are shown with respect to certain "perquisites" where such amounts do not exceed the lesser of either $50,000 or 10% of the total of annual salary and bonus.

(2) The 1999 salary amounts reflect compensation paid to the Named Executive Officers by Leap after the September 23, 1998 spin-off from QUALCOMM, representing approximately eleven months of fiscal 1999.

(3) In December 1995, Leonard C. Stephens joined QUALCOMM as Vice President of Human Resources. QUALCOMM made payments related to his relocation as shown above and in fiscal 1998 also reimbursed Mr. Stephens $50,705 for income taxes arising from the relocation payment.

(4) In connection with the spin-off of Leap by QUALCOMM in September 1998, Leap was contractually obligated to issue options to purchase Leap Common Stock to the holders of outstanding options to purchase QUALCOMM common stock (the "Distribution Options"). This arrangement was made to preserve the value of the outstanding QUALCOMM options at the time of the spin-off. Distribution Options granted to the Named Executive Officers were 91,000 shares to Mr. White; 15,000 shares to Mr. Bernard; 8,000 shares to Mr. Hoffmann; 6,000 shares to Mr. Stephens; and 12,500 shares to Mr. Pegg.

(5) Mr. Pegg joined QUALCOMM in March 1997. If he had been employed by QUALCOMM during the entire 1997 fiscal year at the same annual base salary rate, his salary for fiscal 1997 would have been $212,000.

(6) Includes matching 401(k) contributions, executive benefits payments, executive retirement stock matching and financial planning services as follows:

                                       MATCHING       EXECUTIVE       EXECUTIVE        FINANCIAL       TOTAL
                                        401(k)        BENEFITS        RETIREMENT       PLANNING        OTHER
              NAME           YEAR    CONTRIBUTIONS    PAYMENTS     CONTRIBUTIONS(1)    SERVICES     COMPENSATION
              ----           ----    -------------    ---------    ----------------    ---------    ------------
     Harvey P. White.......  1999       $ 4,615        $ 1,850         $47,077          $16,640       $273,222(2)
                             1998       $ 2,313        $ 2,520         $48,919          $38,070       $108,902(3)
                             1997       $ 2,145        $ 2,520         $32,346          $     0       $ 37,011
     Thomas J. Bernard.....  1999       $ 3,269        $14,596         $17,870          $10,616       $ 46,351
                             1998       $ 2,659        $ 4,270         $26,532          $ 1,084       $ 34,545
                             1997       $ 1,816        $ 4,270         $     0          $     0       $  6,086
     James E. Hoffmann.....  1999       $ 2,032        $ 3,187         $     0          $     0       $  5,219
                             1998       $ 2,659        $     0         $ 8,916          $ 2,324       $ 13,899
                             1997       $ 2,145        $     0         $ 7,903          $     0       $ 10,048
     Leonard C. Stephens...  1999       $ 4,182        $ 7,042         $     0          $ 2,240       $ 13,464
                             1998       $ 2,258        $     0         $     0          $     0       $  2,258
                             1997       $ 1,816        $     0         $     0          $     0       $  1,816
     Daniel O. Pegg........  1999       $ 3,269        $10,796         $17,559          $ 1,102       $ 32,726
                             1998       $14,048        $ 4,475         $ 9,174          $14,048       $ 41,745
                             1997       $     0        $     0         $ 3,463          $     0       $  3,463

---------------
(1) Leap has a voluntary retirement plan that allows eligible executives to defer up to 100% of their income on a pre-tax basis. The participants receive a 50% company stock match on a maximum deferral of 15% of income payable only upon eligible retirement. Participants become fully vested in the stock benefit at age 65, with partial vesting beginning after the participant reaches the age of 61 and has at least three years of employment with Leap or has participated in the plan for more than ten years. The employee contributions and the stock benefit are unsecured and subject to the general creditors of Leap. At June 30, 2000, 5,247 shares were vested on behalf of Harvey P. White, 1,754 shares were vested on behalf of Thomas J. Bernard, 1,929 shares have been issued but have not yet vested on behalf of Daniel O. Pegg, 300 shares have been issued but have not vested on behalf of James E. Hoffmann and 279 shares have been issued but have not vested on behalf of Leonard C. Stephens.

(2) Also includes $203,040, the dollar value of the benefits of premiums paid for a split-dollar life insurance policy (unrelated to term life insurance coverage) (the "Split-Dollar Insurance") reflecting the present value of the economic benefit of the premiums paid by Leap during fiscal 1999.

(3) Also includes $17,080, the dollar value of the benefit of premiums paid for the Split-Dollar Insurance reflecting the present value of the economic benefit of the premiums paid by QUALCOMM during its 1998 fiscal year.

     The following table shows specified information with respect to options to purchase Common Stock of Leap granted to the Named Executive Officers during Leap's fiscal 1999:

                       OPTION GRANTS IN LAST FISCAL YEAR

                         NUMBER OF      % OF TOTAL                               POTENTIAL REALIZABLE VALUE
                         SECURITIES   OPTIONS GRANTED                            AT ASSUMED ANNUAL RATES OF
                         UNDERLYING         TO                                  STOCK PRICE APPRECIATION FOR
                          OPTIONS         COMPANY                                      OPTION TERM(4)
                          GRANTED      EMPLOYEES IN     EXERCISE   EXPIRATION   -----------------------------
         NAME              (#)(3)       FISCAL YEAR      PRICE        DATE           5%              10%
         ----            ----------   ---------------   --------   ----------   -------------   -------------
Harvey P. White........   36,000(1)         2.01%        $ 2.59     07/05/03    $  111,318.38   $  162,268.92
                          15,000(1)         0.84%        $ 2.42     01/26/05    $   55,680.59   $   87,247.93
                          21,250(1)         1.19%        $ 4.06     07/11/06    $   53,616.05   $  114,782.83
                          18,750(1)         1.05%        $ 5.59     11/13/07    $   26,976.20   $   96,806.56
                         256,000(2)        14.33%        $ 3.03     10/08/08    $  487,820.98   $1,236,234.15
                         150,000(2)         8.39%        $19.25     06/22/09    $1,815,304.56   $4,599,975.94

Thomas J. Bernard......    7,500(1)         0.42%        $ 3.56     01/04/06    $   21,448.01   $   40,862.59
                           7,500(1)         0.42%        $ 4.06     07/11/06    $   18,923.31   $   40,511.59
                          75,000(2)         4.20%        $ 3.03     10/08/08    $  142,916.30   $  362,177.97
                          90,000(2)         5.04%        $19.25     06/22/09    $1,089,182.74   $2,759,985.56

James E. Hoffmann......    4,000(1)         0.22%        $ 2.08     06/10/03    $   14,332.88   $   19,885.15
                           1,250(1)         0.07%        $ 2.43     10/06/04    $    4,513.65   $    6,961.42
                           1,000(1)         0.06%        $ 3.44     12/07/05    $    2,955.75   $    5,502.66
                             750(1)         0.04%        $ 3.49     12/12/06    $    2,422.52   $    4,769.83
                           1,000(1)         0.06%        $ 5.75     12/04/07    $    1,298.49   $    5,062.14
                          45,000(2)         2.52%        $ 3.03     10/08/08    $   85,749.78   $  217,306.78
                          30,000(2)         1.68%        $19.25     06/22/09    $  363,060.91   $  919,995.19

Leonard C. Stephens....    3,750(1)         0.21%        $ 3.44     12/07/05    $   11,084.07   $   20,634.97
                             750(1)         0.04%        $ 3.49     12/12/06    $    2,422.52   $    4,769.83
                           1,500(1)         0.08%        $ 5.75     12/04/07    $    1,947.73   $    7,593.22
                          40,000(2)         2.24%        $ 3.03     10/08/08    $   76,222.03   $  193,161.59
                          30,000(2)         1.68%        $19.25     06/22/09    $  363,060.91   $  919,995.19

Daniel O. Pegg.........   12,500(1)         0.70%        $ 5.28     03/06/07    $   18,948.87   $   59,852.65
                          30,000(2)         1.68%        $ 3.03     10/08/08    $   57,166.52   $  144,871.19
                          10,000(2)         0.56%        $19.25     06/22/09    $  121,020.30   $  306,665.06

---------------
(1) This Distribution Option was granted in connection with the spin-off of Leap from QUALCOMM. In connection with the spin-off transaction, Leap was contractually obligated to issue options to purchase Leap Common Stock to the holders of outstanding options to purchase QUALCOMM common stock. This arrangement was made to preserve the value of the outstanding QUALCOMM options at the time of the spin-off. At the spin-off, the exercise price of each outstanding QUALCOMM option was allocated proportionally between each outstanding QUALCOMM option and the corresponding Distribution Option granted by Leap.

(2) This option was granted after the spin-off distribution pursuant to Leap's 1998 Stock Option Plan.

(3) Options granted by Leap to executive officers in its fiscal year ending August 31, 1999 become exercisable in equal installments on the first through fifth anniversaries of the date of grant.

(4) Calculated on the assumption that the market value of the underlying Common Stock increases at the stated values, compounded annually. Options granted under Leap's 1998 Stock Option Plan generally have a maximum term of ten years. The total appreciation of the options over their ten year terms at 5% and 10% is 63% and 158%, respectively.

                   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                          AND FISCAL YEAR END OPTION VALUES

     The following table sets forth certain information with respect to the exercise of options to purchase Common Stock of Leap during the fiscal year ended August 31, 1999, and the unexercised options held and the value thereof at that date, for each of the Named Executive Officers.

                                                                NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                               UNDERLYING UNEXERCISED             IN-THE-MONEY
                                                             OPTIONS AT FISCAL YEAR-END    OPTIONS AT FISCAL YEAR-END
                                      SHARES       VALUE                 (#)                         ($)(1)
                                    ACQUIRED ON   REALIZED   ---------------------------   ---------------------------
               NAME                  EXERCISE       ($)      EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
               ----                 -----------   --------   -----------   -------------   -----------   -------------
Harvey P. White...................    61,500      $304,528          0         435,500        $     0      $4,053,430
Thomas J. Bernard.................     6,000      $ 10,500      1,500         172,500        $19,980      $1,178,400
James E. Hoffmann.................         0      $      0      5,650          77,500        $84,482      $  677,144
Daniel O. Pegg....................         0      $      0      5,000          47,500        $60,500      $  521,250
Leonard C. Stephens...............     2,100      $ 28,167          0          73,900        $     0      $  625,572

---------------
(1) Represents the closing price per share of the underlying shares on the last day of the fiscal year less the option exercise price multiplied by the number of shares. The closing value per share was $17.38 on the last trading day of the fiscal year as reported on the Nasdaq National Market.

                              EMPLOYMENT AGREEMENT

     Leap and Susan G. Swenson entered into an employment offer letter dated June 11, 1999 which provides that Ms. Swenson will serve as President of Leap. Ms. Swenson currently serves as President, Chief Operating Officer and Director of Leap and President and Chief Executive Officer of Cricket Communications. Under the letter, Ms. Swenson is entitled to an annual salary of $400,000 and, beginning with fiscal 1999, an annual bonus of up to 60% of her base salary. In connection with the letter, Ms. Swenson received an option under Leap's option plan to acquire 250,000 shares of Leap's Common Stock at a price of $19.00 per share. The option vests at the rate of 20% per year upon each anniversary of the grant date. Under the letter, Ms. Swenson also received an option to purchase 350,000 shares of Cricket Communications Holdings, Inc. common stock at a price of $2.00 per share, that will become fully vested after five years from the grant date. In connection with the merger of Cricket Communications Holdings into a wholly-owned subsidiary of Leap in June 2000, Ms. Swenson's outstanding options to purchase shares of Cricket Communications Holdings common stock were converted into options to purchase 70,875 shares of Leap's Common Stock at a price of $6.35 per share. Under the letter, Ms. Swenson is eligible to participate in Leap's executive retirement plan and is also entitled to comprehensive benefits. The letter includes a special termination provision that requires Leap to pay to Ms. Swenson 12 months base pay if her employment is terminated for other than gross misconduct or gross neglect of duty within 12 months of her date of hire. If Ms. Swenson is terminated for other than gross misconduct or gross neglect of duty within 13 to 24 months of her date of hire, Leap is required to make payment to Ms. Swenson equal to nine months of her base pay.

                           COMPENSATION OF DIRECTORS

     Directors of Leap do not receive any compensation for their services as director except that each non-employee director receives an option to purchase 20,000 shares of Leap Common Stock when he or she first serves as a non-employee director and an option to purchase 10,000 additional shares of Leap Common Stock at the time of each subsequent annual meeting that occurs while he or she continues to serve as a non-employee director.

     The exercise price for each option is the fair market value of Leap's Common Stock on the date the option is granted. Each option becomes exercisable over five years according to the following schedule: as long as the optionee continues to serve as a non-employee director, employee or consultant to Leap, 20% of the shares subject to the option first become exercisable on each of the first five anniversaries of the date of grant. Each option has a term of 10 years, provided that the options terminate 30 days after the optionee ceases to be a non-employee director, employee or consultant to Leap. Special exercise and termination rules apply if the optionee's relationship with Leap is terminated as a result of retirement at age 70 after at least nine years of service on the Board, permanent and total disability, or death.

     Leap also reimburses directors for their travel expenses incurred in connection with attendance at Board and Board committee meetings.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Messrs. Burillo, Jarvis and Moores are the current members of Leap's Compensation Committee. Messrs. Targoff and Williams also served as members of the Compensation Committee until June 1999.

     Prior to the spin-off of Leap from Qualcomm, Messrs. Jarvis and Williams worked with Qualcomm to develop the "Cricket(R)" unlimited local calling strategy that Leap has adopted and refined for use in domestic wireless markets. Messrs. Jarvis and Williams are also directors of Cricket Communications Holdings, Inc., a subsidiary of Leap that is implementing the Cricket strategy. In June 1999, Cricket Communications Holdings granted Messrs. Jarvis and Williams options to purchase 795,000 and 410,000 shares, respectively, of its common stock, exercisable at $1.00 per share. Messrs. Jarvis and Williams exercised these options in full and as a result they owned approximately 1.5% and 0.8%, respectively, of the outstanding common stock of Cricket Communications Holdings.

     Mr. Jarvis fully exercised his Cricket Communications Holdings stock options in July 1999. Upon exercise, Mr. Jarvis paid $346,334 in cash and issued to Cricket Communications Holdings a promissory note for the remaining balance of $448,666. The promissory note is secured by 498,666 shares of Cricket Communications Holdings common stock. The note accrues interest at a rate of 9% per annum, compounded annually, on the outstanding balance of the loan. The loan matures on August 31, 2000.

     Mr. Williams fully exercised his Cricket Communications Holdings stock options in July 1999 and paid to Cricket Communications Holdings the exercise price of $410,000 in cash.

     In December 1999, Mr. Jarvis and Mr. Williams and Michael B. Targoff, also a director of Leap, purchased 121,483, 63,700 and 166,667 shares of Cricket Communications Holdings, respectively, at a price of $6.00 per share. The shares were acquired in exchange for issuance of secured demand promissory notes issued to Cricket Communications Holdings by Messrs. Jarvis, Williams and Targoff on the amounts of $728,898, $382,200 and $1,000,002, respectively. The promissory notes have been paid in full and were secured by the shares and accrued interest at the rate of 10% per annum.

     In connection with the merger of Cricket Communications Holdings into a wholly-owned subsidiary of Leap in June 2000, each issued and outstanding share of Cricket Communications Holdings not held by Leap was converted into the right to receive 0.315 of a fully paid and nonassessable share of Leap's Common Stock.

     As previously disclosed, in late September 1998, Leap provided a $17.5 million loan to Pegaso Comunicaciones y Servicios, S.A. de C.V. ("Pegaso Comunicaciones"), a Mexican company 99%-owned by Alejandro Burillo Azcarraga, a Director of Leap and a member of the Board's Compensation Committee. The purposes of this loan were to facilitate investment by Pegaso Comunicaciones in Pegaso Telecomunicaciones, S.A. de C.V. ("Pegaso"), a joint venture in which Leap has an interest, and to ensure that the investors in Pegaso made all capital contributions to Pegaso that were required for the acquisition of certain Mexican telecommunications licenses on September 30, 1998. The Pegaso Loan was paid in full, as scheduled, in two payments of $7.5 million and $10 million made in October 1998 and December 1998, respectively. Leap earned interest at the rate of 13% per annum on the loan to Pegaso Comunicaciones.

     In April 1999, Leap entered into an agreement with Pegaso to provide it with network management and operations services for five years, subject to earlier termination in accordance with the terms of the agreement. Leap generally subcontracted these services to a subsidiary of an international telecommunications company. From the September 23, 1998 spin-off of Leap until April 1999, Leap also provided management and operations services to Pegaso through a subsidiary of the international telecommunications company. In fiscal 1999, Pegaso paid Leap $28.2 million for services plus related expenses under these arrangements. Mr. Burillo and his affiliates own an interest of approximately 14.6% in Pegaso. Leap owns an interest of approximately 22.4% in Pegaso.

     In March 2000, Leap acquired substantially all of the assets of Chase Telecommunications Holdings, Inc., a company partially owned and controlled by Mr. Chase. As partial consideration of that acquisition, (i) Mr. Chase entered into a Consulting Agreement with a wholly-owned subsidiary of Leap pursuant to which Mr. Chase will receive $250,000 per year for 5 years and was granted options to purchase 9,450 shares of Leap Common Stock, (ii) Chase Telecommunications Holdings, Inc. received a warrant to purchase 202,566 shares of Leap Common Stock for an aggregate exercise price of $1,000,000, and (iii) Chase Telecommunications Holdings, Inc. received a contingent earn-out payment of up to $41.0 million (plus certain expenses) based on the earnings of the business acquired from Chase Telecommunications Holdings, Inc. during the fifth full year following the closing of the acquisition.

                             STOCKHOLDER PROPOSALS

     Leap recently announced a change in its fiscal year to correspond to the calendar year. Therefore, the next annual meeting of stockholders, the date of which has not yet been determined, will occur in Spring 2001 following the completion of Leap's fiscal year ending December 31, 2000. When such meeting date is set, Leap will announce the date to its stockholders in its next Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission. Due to the change in fiscal year, proposals that stockholders wish to include in the Proxy Statement for the next annual meeting of stockholders must be received by Leap a reasonable time before Leap begins to print and mail its proxy materials and must satisfy the conditions established by the Securities and Exchange Commission for such proposals. Proposals that stockholders wish to present at the annual meeting of stockholders to be held following the next fiscal year end (which will not be included in the related Proxy Statement) must be received by Leap at its principal executive office at 10307 Pacific Center Court, San Diego, California 92121, not more than 90 days prior to the date of the annual meeting of stockholders and no later than 5:00 p.m., Pacific time, on the date that is 60 days prior to the date of the annual meeting of stockholders and must satisfy the conditions for such proposals set forth in Leap's Bylaws. If a public announcement of the date for the next annual meeting of stockholders is made less than 70 days prior to such date, then proposals that stockholders wish to present at the annual meeting of stockholders must be received by Leap no later than 10 days following the date of the public announcement. Stockholders are also advised to review Leap's Bylaws, which contain additional advance notice requirements, including requirements with respect to advance notice of stockholder proposals and director nominations.

                                 OTHER MATTERS

     The Board of Directors knows of no other matters that will be presented for consideration at the Special Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

     A COPY OF LEAP'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED AUGUST 31, 1999, AS AMENDED, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, EXCLUDING EXHIBITS, MAY BE OBTAINED BY STOCKHOLDERS WITHOUT CHARGE BY WRITTEN REQUEST ADDRESSED TO LEAP WIRELESS INTERNATIONAL, INC., ATTN.:
INVESTOR RELATIONS, 10307 PACIFIC CENTER COURT, SAN DIEGO, CALIFORNIA 92121.

                                          By Order of the Board of Directors

                                          /s/ Harvey P. White
                                          Harvey P. White
                                          Chairman of the Board and
                                          Chief Executive Officer

August   , 2000

PROXY                                                                      PROXY

                        LEAP WIRELESS INTERNATIONAL, INC.

                  PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
                       FOR SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON SEPTEMBER 28, 2000

The undersigned hereby appoints Harvey P. White and James E. Hoffmann, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Leap Wireless International, Inc. (the "Company") which the undersigned may be entitled to vote at the Special Meeting of Stockholders of the Company to be held at the Torrey Pines Hilton, 10950 N. Torrey Pines Road, La Jolla, California 92037, on Thursday, September 28, 2000 at 3:00 p.m. local time and at any and all continuations, adjournments or postponements thereof, with all powers that the undersigned would possess if personally present, on the following matters, in accordance with the following instructions, and on all other matters that may properly come before the meeting. With respect to any matter not known to the Company as of August 10, 2000, such proxies are authorized to vote in their discretion.

UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

          YOUR VOTE IS IMPORTANT. THEREFORE, YOU ARE URGED TO COMPLETE, SIGN, DATE, AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED ENVELOPE.

                   (Continued and to be signed on other side)


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

                        LEAP WIRELESS INTERNATIONAL, INC.
      PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.

1. Proposal to approve amendment of Leap's Amended and Restated Certificate of Incorporation to increase the number of authorized shares of Leap's Common Stock from 75,000,000 to 300,000,000.

2.  Proposal to approve the adoption of Leap's 2000 Stock Option Plan.


I PLAN TO ATTEND THE MEETING   [ ]

                                       Please vote, sign, date and promptly
                                       return this proxy in the enclosed return envelope which is postage prepaid if mailed in the United States.

                                       Please sign exactly as name appears
                                       hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.


                                       ------------------------------------
                                       Signature

                                       ------------------------------------
                                       Signature

                                       Dated:                        , 2000
                                             ------------------------

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